EXHIBIT 99.1

Fluidigm Announces First Quarter 2019 Financial Results

First quarter revenue increased 19 percent to $30.1 million

Mass cytometry revenue growth of 110 percent in first quarter

Strong mass cytometry and Imaging Mass Cytometry instrument adoption

First complete sample-to-answer solution for deep immune profiling in mass cytometry

SOUTH SAN FRANCISCO, Calif., May 02, 2019 (GLOBE NEWSWIRE) -- Fluidigm Corporation (NASDAQ:FLDM) today announced financial results for the first quarter ended March 31, 2019.

Financial Highlights
First Quarter 2019

  Total revenue increased 19 percent to $30.1 million from $25.2 million in the first quarter of 2018, with mass cytometry revenue growth of 110 percent compared to the year ago period.
  GAAP net loss was $25.5 million, compared with a GAAP net loss of $13.2 million for the first quarter of 2018. GAAP net loss was higher in the first quarter of 2019 primarily due to a loss of $9.0 million associated with extinguishment of $150 million principal value of convertible debt, as well as higher employee-related and business development expenses.
  Non-GAAP net loss was $8.2 million, compared with a $6.3 million non-GAAP net loss for the first quarter of 2018.

“Demand for Helios™ and Hyperion™ Imaging Systems was exceptional. In addition, the quarter featured new product innovation and movement to a stronger balance sheet,” said Chris Linthwaite, President and CEO.

“This quarter, most of our instrument placements were to new customers. We believe this may signal an expanding market opportunity as interest in spatial relationships in the tumor microenvironment stimulates new research in immuno-oncology. We have seen growth of this type of research in Imaging Mass Cytometry™ globally, including, notably over the last couple of quarters, in Japan. For example, today we announced that a leading cancer center in Japan adopted the Hyperion Imaging System to explore novel immunotherapy targets in colorectal cancer. As instrument adoption grows, expanding content and workflow solutions remains the bedrock of our customer-oriented strategy. In March, we launched the Maxpar® Direct™ Immune Profiling Assay, empowering pushbutton characterization of key elements of the human immune response with mass cytometry. For microfluidics, we recently introduced customers to two exciting Advanta™ oncology assays in development that we expect to launch by the end of the second quarter. We anticipate additional product announcements soon,” added Linthwaite.

“Since the beginning of the year, we have strengthened our balance sheet with the conversion of our 2018 notes. We have a solid financial foundation to accelerate growth through a multi-omics strategy providing customers with tools to drive new insights in health and disease, identify meaningful biomarkers and accelerate therapeutic development.”

A full reconciliation of GAAP to non-GAAP measures can be found in the tables of this news release.

First Quarter 2019 Results

Revenue by category:

Category	Revenue by Category	Year-over-Year Change	% of Total Revenue
Instruments	$12.8 million	71%	43%
Consumables	$12.0 million	(7%)	40%
Service	$5.3 million	11%	17%

Revenue by market:

  Mass cytometry revenue increased 110 percent to $18.8 million from $9.0 million in the prior year period. Mass cytometry product revenue increased 134 percent to $15.5 million from $6.6 million in the prior year due to higher sales of instruments and consumables.
  Microfluidics revenue decreased 30 percent to $11.4 million from $16.3 million in the prior year period. Microfluidics product revenue decreased 32 percent to $9.4 million from $13.9 million in the prior year period due to lower sales of instruments and consumables.

Total revenue by geographic area:

Geographic Area	Revenue by Geography	Year-over-Year Change	% of Total Revenue
Americas	$13.0 million	20%	43%
EMEA	$8.1 million	(4%)	27%
Asia Pacific	$9.0 million	51%	30%

Gross margin:

GAAP gross margin was 56.4 percent in the first quarter of 2019 compared to 53.2 percent in the year ago period and 58.2 percent in the fourth quarter of 2018. Non-GAAP gross margin was 67.7 percent in the first quarter of 2019 compared to 67.1 percent in the year ago period and 69.3 percent in the fourth quarter of 2018. The year-over-year increase in gross margin was primarily due to higher plant utilization and to a lesser extent, higher service margins, offset by product mix. Sequentially, decreases in gross margins were primarily due to lower plant utilization and lower service margins. In the case of GAAP margin, the year-over-year increase was coupled with fixed amortization over higher revenue while the sequential decrease in gross margin was coupled with fixed amortization over lower revenue.

Cash, cash equivalents, and investments as of March 31, 2019:

Cash, cash equivalents, and investments as of March 31, 2019, were $75.1 million. Cash, cash equivalents, and investments as of December 31, 2018, were $95.4 million.

Convertible notes

Convertible debt decreased to $49.8 million, primarily due to the extinguishment of $150 million principal value of convertible promissory notes in the first quarter of 2019. As a result, the ongoing semi-annual interest payment associated with the convertible promissory notes remaining outstanding will be approximately $0.7 million, payable in the first and third quarters of the year.

Operational and Business Progress

New product innovation:

  Fluidigm introduced the Maxpar Direct Immune Profiling Assay, the first complete sample-to-answer solution for deep immune profiling by mass cytometry. The assay contains a 30-marker antibody panel to profile 37 different immune cell populations in a single tube with results reporting in just five minutes. The assay provides flexibility for researchers to add up to seven new antibodies to the panel to support study-specific goals and is reliable producing consistent results lot-to-lot, run-to-run and site-to-site.

Market expansion:

  A leading cancer center in Japan is expanding clinical research using the Hyperion Imaging System to explore a novel target for immunotherapy in colorectal cancer by studying regulatory T (Treg) cell proliferation in tumor tissues.

Significant publications:

  There are now more than 700 peer-reviewed publications for mass cytometry with more than 20 in Imaging Mass Cytometry, further establishing mass cytometry leadership in the market. This quarter notable publications relating to immuno-oncology and immunology clinical research included:

    -  A Cell paper describing the creation of a single-cell proteomic atlas of the tumor and immune ecosystem of human breast cancer.
    -  A Clinical Cancer Research paper describing a unique observation obtained through Imaging Mass Cytometry regarding the proximity of certain types of T cells as a function of expression of HER2, a protein linked to increased breast cancer risk.
    -  A Nature Medicine paper that details use of mass cytometry to identify and characterize certain types of T cells that are reactive in celiac disease and could be a key driver in other autoimmune diseases.
    -  A Nature Medicine paper used mass cytometry as part of their research to support a novel approach to using a vaccine to make cancer treatment more successful for indolent non-Hodgkin’s lymphoma patients.

Second Quarter 2019 Guidance

  Total revenue of $28 million to $31 million.
  GAAP operating expenses of $29.5 million to $30.5 million.
  Non-GAAP operating expenses of $25.5 million to $26.5 million excluding stock-based compensation, including severance and depreciation and amortization expenses of approximately $3 million and $1 million, respectively.
  Total cash outflow of $4 million to $6 million.

Conference Call Information

Fluidigm will host a conference call today, May 2, 2019, at 2:00 p.m. PT (5:00 p.m. ET) to discuss first quarter 2019 financial results and operational progress. Individuals interested in listening to the conference call may do so by dialing (877) 556-5248 for domestic callers, or (720) 545-0029 for international callers. Please reference Conference ID 7077607. A live webcast of the conference call will be available online from the Investor Relations page of the company’s website at http://investors.fluidigm.com/events.cfm. The link will not be active until 1:45 p.m. PT (4:45 p.m. ET) on May 2, 2019.

After the live webcast, the call will be archived on the Fluidigm Investor Relations page at http://investors.fluidigm.com/. In addition, a telephone replay of the teleconference will be available 90 minutes after the end of the call. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number: 7077607. The telephone replay will be available until May 9.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three-month periods ended March 31, 2019, and March 31, 2018, as well as projected for the second quarter of 2019. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Our estimates of forward-looking non-GAAP operating expenses exclude estimates for stock-based compensation expense and depreciation and amortization; loss on disposal of property and equipment; future changes relating to developed and acquired technologies; other intangible assets; and income taxes, among other items, certain of which are presented in the tables accompanying our earnings release. The time and amount of certain material items needed to estimate non-GAAP financial measures are inherently unpredictable or outside of our control. Material changes to any of these items could have a significant effect on guidance and future GAAP results. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP operating results are presented in the accompanying tables of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the anticipated timing of new product launches and announcements, revenue growth in 2019, the benefits of Fluidigm products for research applications, anticipated benefits of contractual relationships, and projected revenues, expenses, and cash flows for the first quarter of 2019. Forward‑looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to challenges inherent in developing, manufacturing, launching, marketing, and selling new products; risks relating to reliance on sales of capital equipment for a significant proportion of revenues in each quarter; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; uncertainties in contractual relationships; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks and uncertainties and other information affecting Fluidigm's business and operating results as contained in the Fluidigm Annual Report on Form 10-K for the year ended December 31, 2018, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) is an industry-leading biotechnology tools provider with a vision to improve life through comprehensive health insight. We focus on the most pressing needs in translational and clinical research, including cancer, immunology, and immunotherapy. Using proprietary CyTOF® and microfluidics technologies, we develop, manufacture, and market multi-omic solutions to drive meaningful insights in health and disease, identify biomarkers to inform decisions, and accelerate the development of more effective therapies. Our customers are leading academic, government, pharmaceutical, biotechnology, and plant and animal research laboratories worldwide. Together with them, we strive to increase the quality of life for all. For more information, visit fluidigm.com.

Fluidigm, the Fluidigm logo, Advanta, CyTOF, Direct, Helios, Hyperion, Imaging Mass Cytometry, and Maxpar are trademarks and/or registered trademarks of Fluidigm Corporation in the United States and/or other countries. All other trademarks are the sole property of their respective owners. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

Contact:

Agnes Lee
Vice President, Investor Relations
Fluidigm Corporation
650 416 7423
agnes.lee@fluidigm.com

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Instruments	$12,840	$7,520
Consumables	11,987	12,957
Product revenue	24,827	20,477
Service revenue	5,284	4,771
Total revenue	30,111	25,248
Cost of revenue:
Cost of product revenue	11,389	10,222
Cost of service revenue	1,732	1,598
Total cost of revenue	13,121	11,820
Gross profit	16,990	13,428
Operating expenses:
Research and development	8,372	7,256
Selling, general and administrative	22,824	18,805
Total operating expenses	31,196	26,061
Loss from operations	(14,206)	(12,633)
Interest expense	(2,701)	(1,889)
Loss on extinguishment of debt	(9,000)	-
Other income, net	484	92
Loss before income taxes	(25,423)	(14,430)
Income tax benefit (expense)	(42)	1,183
Net loss	$(25,465)	$(13,247)

Net loss per share, basic and diluted	$(0.44)	$(0.34)

Shares used in computing net loss per share, basic and diluted	58,411	38,856

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2019	December 31, 2018 (1)

ASSETS
Current assets:
Cash and cash equivalents	$65,634	$95,401
Short-term investments	9,499	-
Accounts receivable, net	19,309	16,651
Inventories	13,754	13,003
Prepaid expenses and other current assets	3,282	2,051
Total current assets	111,478	127,106
Property and equipment, net	8,234	8,825
Operating lease right-of-use assets, net	7,177	-
Other non-current assets	5,850	6,208
Developed technology, net	54,600	57,400
Goodwill	104,108	104,108
Total assets	$291,447	$303,647

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,936	$4,027
Accrued compensation and related benefits	6,222	14,470
Current operating lease liabilities	3,701	-
Other accrued liabilities	4,998	7,621
Deferred revenue, current portion	12,325	11,464
Total current liabilities	34,182	37,582
Convertible notes, net	49,780	172,058
Deferred tax liability, net	13,353	13,714
Long-term operating lease liabilities	5,205	-
Other non-current liabilities	6,682	8,177
Total liabilities	109,202	231,531
Total stockholders' equity	182,245	72,116
Total liabilities and stockholders' equity	$291,447	$303,647

(1) Derived from audited consolidated financial statements

FLUIDIGM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Operating activities
Net loss	$(25,465)	$(13,247)
Depreciation and amortization	1,191	1,983
Stock-based compensation expense	2,271	1,747
Amortization of developed technology	2,800	2,800
Amortization of debt discounts, premiums and issuance costs	2,037	505
Loss on extinguishment of debt	9,000	-
Loss on disposal of property and equipment	70	-
Other non-cash items	(25)	(563)
Changes in assets and liabilities, net	(12,009)	(9,401)
Net cash used in operating activities	(20,130)	(16,176)

Investing activities
Purchases of investments	(9,491)	(186)
Purchases of property and equipment	(266)	(77)
Net cash used in investing activities	(9,757)	(263)

Financing activities
Payment of debt and equity issuance costs	-	(82)
Proceeds from employee equity programs, net	147	24
Net cash provided by/(used in) financing activities	147	(58)

Effect of foreign exchange rate fluctuations on cash and cash equivalents	(27)	413
Net decrease in cash and cash equivalents	(29,767)	(16,084)
Cash and cash equivalents at beginning of period	95,401	58,056
Cash and cash equivalents at end of period	$65,634	$41,972

FLUIDIGM CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
	2019	2018

Net loss (GAAP)	$(25,465)	$(13,247)
Stock-based compensation expense	2,271	1,747
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization	1,191	1,433
Interest expense (b)	2,701	1,889
Loss on disposal of property and equipment	70	-
Loss on extinguishment of debt	9,000	-
Benefit from acquisition related income taxes (c)	(742)	(916)
Net loss (Non-GAAP)	$(8,174)	$(6,294)
Shares used in net loss per share calculation -
basic and diluted (GAAP and Non-GAAP)	58,411	38,856

Net loss per share - basic and diluted (GAAP)	$(0.44)	$(0.34)
Net loss per share - basic and diluted (Non-GAAP)	$(0.14)	$(0.16)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP GROSS MARGIN

	Three Months Ended March 31,
	2019	2018
Gross margin (GAAP)	$16,990	$13,428
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization (d)	453	510
Stock-based compensation expense (d)	127	204
Gross margin (Non-GAAP)	$20,370	$16,942

Gross margin percentage (GAAP)	56.4%	53.2%
Gross margin percentage (Non-GAAP)	67.7%	67.1%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended March 31,
	2019	2018
Operating expenses (GAAP)	$31,196	$26,061
Stock-based compensation expense (e)	(2,144)	(1,543)
Depreciation and amortization (e)	(738)	(923)
Loss on disposal of property and equipment (e)	(70)	-
Operating expenses (Non-GAAP)	$28,244	$23,595

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP LOSS FROM OPERATIONS

	Three Months Ended March 31,
	2019	2018
Loss from operations (GAAP)	$(14,206)	$(12,633)
Stock-based compensation expense	2,271	1,747
Amortization of developed technology (a)	2,800	2,800
Depreciation and amortization (e)	1,191	1,433
Loss on disposal of property and equipment (e)	70	-
Loss from operations (Non-GAAP)	$(7,874)	$(6,653)

(a) represents amortization of developed technology in connection with the DVS acquisition
(b) represents interest expense, primarily on convertible debt
(c) represents the tax impact on the purchase of intangible assets in connection with the DVS acquisition
(d) represents expense associated with cost of product revenue
(e) represents expense associated with research and development, selling, general and administrative activities